Exhibit 4.2

SECOND AMENDMENT TO SECURITY AGREEMENT

This Second Amendment to Security Agreement (the "Amendment") is made as of November 7, 2008, among MGP Ingredients, Inc., a Kansas corporation ("MGP"), and Midwest Grain Pipeline, Inc., a Kansas corporation ("Midwest Grain") (each a "Borrower" and, collectively, the "Borrowers"), and COMMERCE BANK, N.A., a national banking association, in its capacity as Agent under the Credit Agreement referred to below (in such capacity, the "Agent").

Preliminary Statements

(a)           The Borrowers have entered into a Credit Agreement, dated as of May 5, 2008, with Commerce Bank, N.A., as the Agent, Issuing Bank and Swingline Lender, and the Banks from time to time party thereto (the "Original Credit Agreement"), which Original Credit Agreement has been amended pursuant to a First Amendment to Credit Agreement dated as of September 3, 2008, a letter agreement dated October 31, 2008, and a Second Amendment to Credit Agreement dated on or about the date hereof (as so amended, and as otherwise amended, renewed, restated, replaced or otherwise modified from time to time, the "Credit Agreement").

(b)           In connection with the Original Credit Agreement, the Borrowers and the Agent entered into a Security Agreement, dated as of May 5, 2008, pursuant to which each Borrower granted to the Agent, for the benefit of the Banks, as security for the Obligations, a security interest in certain of its existing and future personal property, as amended by a First Amendment to Security Agreement dated as of September 3, 2008 (as so amended, the "Security Agreement").

(c)           Pursuant to the above-referenced Second Amendment to Credit Agreement, the Borrowers have agreed to amend the Security Agreement to provide the Agent, on behalf of the Banks, additional collateral as security for the Obligations, all as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.           Definitions.  Terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

2.           Additional Collateral.  Section 2 of the Security Agreement is amended to read as follows:

2.           Security Interest.  Each Borrower grants to the Agent, for the benefit of the Banks, a security interest in all of such Borrower's right, title and interest in and to the following (whether such property or such Borrower's right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever such property may be located): all personal property of such Borrower, including, without limitation, all Inventory, Equipment, other Goods, Accounts, General Intangibles, Chattel Paper, Instruments (including, without limitation, Promissory Notes), Investment Property, Documents, Deposit Accounts, Letter-of-Credit Rights and, to the extent not listed above as original collateral, all Proceeds of the foregoing, but specifically excluding the Excluded Assets (collectively, the "Collateral").  Capitalized terms used in this Section and not defined elsewhere in this Agreement have the meanings given to them in Article 9 of the Uniform Commercial Code as in effect in the State of Missouri from time to time; and terms defined in the singular are to have corresponding meaning when used in the plural and vice versa.  "Excluded Assets" has the meaning given to such term in the Credit Agreement.

3.           No Other Amendments.  Except as amended hereby, the Security Agreement shall remain in full force and effect and be binding on the parties in accordance with its terms.  All references in the Security Agreement to the Security Agreement shall be deemed to refer to the Security Agreement as amended hereby.

4.           Expenses.  The Borrowers shall pay the reasonable out-of-pocket legal fees and expenses incurred by the Agent in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein or therein.

5.           Joint and Several Liability.  All representations, warranties and covenants of the Borrowers under this Amendment shall be joint and several.

6.           Governing Law.  This Amendment shall be governed by the same law that governs the Security Agreement.

7.           Counterparts; Fax Signatures.  This Amendment may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment may be validly executed and delivered by fax, e-mail or other electronic means and any such execution or delivery shall be fully effective as if executed and delivered in person.

8.           Miscellaneous.  No waiver of any provision of this Amendment nor consent to any departure by any Borrower herefrom shall be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The section headings herein are solely for convenience and shall not be deemed to limit or otherwise affect the meaning or scope of any part of this Amendment.  This document shall be construed without regard to any presumption or rule requiring construction against the party causing such document or any portion thereof to be drafted.  If any provision of this Amendment shall be unlawful, then such provision shall be null and void, but the remainder of this Amendment shall remain in full force and effect and be binding on the parties.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MGP INGREDIENTS, INC.

By:  /s/ Robert Zonneveld
Name: Robert Zonneveld
Title:  VP Finance & CFO

MIDWEST GRAIN PIPELINE, INC.

By : /s/ Robert Zonneveld
Name: Robert Zonneveld
Title:  VP Finance & CFO

COMMERCE BANK, N.A., as Agent

By:  /s/ Wayne C. Lewis
Name: Wayne C. Lewis
Title: Vice President